Exhibit (a)(9)
FOR IMMEDIATE RELEASE
CANADA SOUTHERN RESPONDS TO PETRO-CANADA PRESS RELEASE
Calgary, May 30, 2006 — Canada Southern Petroleum Ltd. (NASDAQ: CSPLF)(TSX: CSW) responded to a press release issued earlier today by Petro-Canada.
In a statement, Chairman of the Board, Richard McGinity, said, “There is nothing in Petro-Canada’s press release that changes our view that Petro-Canada’s offer is financially inadequate and fails to recognize the economic and strategic value of Canada Southern’s Arctic assets. The Board remains firm in its recommendation that shareholders should reject the Petro-Canada offer.”
“We stand by the 927 bcfe estimate we have provided for Canada Southern’s Arctic Islands gas resources. In between receiving ultimatums from Petro-Canada we repeatedly sought to understand their methodology for quantifying and valuing our assets. They refused to provide either their own estimate of the potential resource or to discuss the valuation methodology on which they were basing their offer.”
“Petro-Canada also continues to talk about the premium they are offering to Canada Southern shareholders, yet as of today’s market close Petro-Canada’s offer sits at an 18% discount to Canada Southern’s stock price. Moreover, the Petro-Canada offer was opportunistically timed to coincide with a short-term drop in the Canadian junior oil and gas sector generally, and Canada Southern’s share price, specifically.”
“Finally, we think it is premature for Petro-Canada to be pursuing legal action to strike down a shareholder rights plan that is designed solely to provide the Board sufficient time to surface appropriate value for Canada Southern shareholders,” said Mr. McGinity. “This is entirely consistent with the coercive nature of Petro-Canada’s conduct throughout this process. We are in active discussions with a number of interested parties about potential value-maximizing transactions. We will continue to pursue these discussions in the best interests of our shareholders.”
Canada Southern takes issue with some of the specific statements Petro-Canada makes in the press release it issued today, and urges shareholders to read the Directors’ Circular, and particularly the Background to the Offer section, for further information about Petro-Canada’s offer.
About Canada Southern Petroleum
Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company also owns interests in various Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has 14,496,165 shares outstanding.
Note Regarding Forward-Looking Statements
This press release, including the discussion of the reasons for the Board’s recommendation, contains forward-looking statements that were based on expectations, estimates and projections as of the date hereof.
Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “potential”, “expect”, “forecast”, “estimate”, “would”, “could”, “if” and “may”. Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements contained herein.
Examples of forward-looking statements in this press release include statements relating to: future prices of oil and natural gas,; estimates of natural gas reserves and resources and future production; estimated amounts and timing of capital expenditures; future development of Canada Southern’s assets (including its Arctic Islands discovered natural gas resources); future Arctic natural gas and LNG development and projects; exchange rates; and the prospect of a superior or alternative proposal or other strategic alternative to the Petro-Canada Offer emerging. Statements relating to “reserves” and “resources” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described can be profitably produced in the future. These forward-looking statements are based on a number of assumptions which may prove to be incorrect including, but not limited to: the fair value of the assets of Canada Southern; the existence of third parties interested in purchasing some or all of Canada Southern’s assets; the accuracy of Canada Southern’s reserves and resources estimates; the ability to develop Canada Southern’s Arctic Islands reserves or resources; the continued operation and performance of Canada Southern’s conventional natural gas and oil properties in accordance with their current and anticipated levels of operation and performance; and what the prices of oil and natural gas and the costs of production will be in the future. In addition to being subject to a number of assumptions, forward-looking statements in this press release are subject to a number of risks, including, but not limited to, risks identified in the filings by Canada Southern with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities, including Canada Southern’s Form 40-F and Annual Information Form, respectively, and risks of the following nature: the pricing of natural gas and oil; the effects of competition and pricing pressures; risks and uncertainties involving the geology of natural gas and oil; operational risks in exploring for, developing and producing natural gas and oil; the uncertainty of estimates and projections relating to production, costs and expenses; the significant costs associated with the exploration and development of the properties on which Canada Southern has interests, particularly its Arctic Islands discovered natural gas resource and the Kotaneelee field; shifts in market demands; risks inherent in Canada Southern’s marketing operations; industry overcapacity; the strength of the Canadian and U.S. economies in general; currency and interest rate fluctuations; general global and economic and business conditions; changes in business strategies; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserves and resources estimates; various events which could disrupt operations, including severe weather conditions, technological changes, our anticipation of and success in managing the above risks; potential increases in maintenance expenditures; changes in laws and regulations, including trade, fiscal, environmental and regulatory laws; and health, safety and environmental risks that may affect projected reserves and resources and anticipated earnings or assets.
This list of factors that may affect the forward-looking statements contained in this press release is not exhaustive and there can be no assurance that any such forward-looking statements will be accurate. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking statements. Canada Southern does not undertake to update any forward-looking statements that are contained in this press release, except in accordance with applicable securities laws.
The terms “bcfe” and “boe” may be misleading, particularly if used in isolation. Both a bcfe conversion of 167,000 bbls:1 bcfe and a boe conversion of 6 mcf:1 boe are based on an energy equivalency conversion method primarily applicable at the burner tip and do not represent a value equivalency at the wellhead.
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